Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors of

Antero Resources Corporation:

We consent to the use of our report dated March 15, 2013, with respect to the consolidated balance sheets of Antero Resources LLC and its subsidiaries as of December 31, 2011 and 2012 and the related consolidated statements of operations and comprehensive income (loss), members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, incorporated herein by reference.

KPMG LLP

Denver, Colorado

October 10, 2013